Exhibit 21.1
List of Subsidiaries

1.	Renovation Investment (Hong Kong) Co., Ltd. (“Renovation”) is a Hong Kong company and is wholly-owned by the Company.

2.	Zhejiang Jiuxin Investment Management Co., Ltd. is a Chinese company and is wholly-owned by Renovation.